Exhibit 21.1

Bluerock Enhanced Multifamily Trust, Inc.

List of Subsidiaries

Bluerock Enhanced Multifamily Holdings, L.P.

Bluerock REIT Holdings, LLC

BEMT Springhouse, LLC

BR Springhouse Managing Member, LLC

BEMT Creekside, LLC

BR Creekside Managing Member, LLC

BEMT Augusta, LLC

BR Augusta Managing Member, LLC

BEMT Hillsboro, LLC

BR Hillsboro Managing Member, LLC